Exhibit 10.1

                  JOINT DEFENSE, AND INDEMNIFICATION AGREEMENT

     THIS AGREEMENT is entered into between Wyeth Ayerst Laboratories Division of American Home Products Corporation ("AHP") and NutriSystem L.P. ("NutriSystem").

     WHEREAS NutriSystem has been sued in numerous lawsuits alleging injury arising from the promotion, advertising, sale, prescription, use, recommended use or ingestion of Pondimin and/or Redux ("the Products"), either alone or in combination with phentermine; and

     WHEREAS AHP manufactured the Products and has a longstanding policy to defend and indemnify retailers that are sued as a result of dispensing AHP products; and

     WHEREAS NutriSystem has requested defense and indemnification for itself and the NutriSystem parties (i.e., NutriSystem's present and former affiliates, subsidiaries, officers, directors, general partners, limited partners, attorneys, agents, servants, employees, successors and assigns), pursuant to AHP's policy and state law; and

     WHEREAS AHP and NutriSystem desires to enter into this Agreement for their joint defense and the indemnification of NutriSystem and the NutriSystem parties against claims arising from the use or ingestion of the Products;

     NOW THEREFORE, it is agreed as follows:

     1. This Agreement is entered into between AHP and NutriSystem as a joint defense and indemnification agreement.

     2. This Agreement shall apply to all claims arising from ingestion of the Products (including claims arising from the ingestion of phentermines in combination with the Products) ("Claims") that have been or may he asserted against NutriSystem and


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the NutriSystem parties as a result of the promotion, advertising, sale, use, recommended use or ingestion of the Products.

     3. AHP agrees to defend, indemnify and hold harmless NutriSystem and the NutriSystem parties from or against all Claims; except that if a court/jury apportions fault and determines that a pharmaceutical product other than the Products was a proximate/producing cause of the injuries giving rise to liability, then AHP shall indemnify only that portion of the judgment against NutriSystem equal to that portion of liability assigned to the Products as compared to the total liability assigned to the Products and to the other pharmaceutical product (such that, for example, if a court/jury determines that the Products are responsible for 50 percent of the harm, that a phentermine product is responsible for 40 percent of the harm, and that NutriSystem is responsible for 10 percent of the harm, then ATOP shall be obligated to indemnify NutriSystem to the extent of 50/90 of its liability). As to Claims where both AHP and phentermine manufacturer(s) are defendants and where the court/jury will not apportion liability between the claims subject to this paragraph and covered Claims, AHP and NutriSystem shall confer in good faith to determine an appropriate apportionment of liability based on the evidence in the case. If AHP and NutriSystem are unable is reach agreement on an appropriate apportionment, the dispute shall be submitted to arbitration pursuant to the arbitration agreement attached as Exhibit D.

     4. NutriSystem shall promptly communicate to AHP all demands for settlement or settlement proposals.

     5. If NutriSystem receives a separate demand or proposal for settlement from plaintiff, NutriSystem and AHP shall consult in good faith to determine whether AHP


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will negotiate and/or settle on behalf of NutriSystern only. In the event AHP determines not to settle on behalf of NutriSystem only, NutriSystem shall have the right to negotiate and settle on its own behalf. In the event that NutriSystem settles a claim under this paragraph after AHP has determined not to do so:

     (a) NutriSystem shall pay the first $5,000.00 of such settlement;

     (b) AHP and NutriSystern will immediately negotiate in good faith to attempt to agree upon the percentage of said settlement above the amount of $5,000.00 that will be paid by AHP;

     (c) If the parties cannot agree on an appropriate apportionment of the settlement amount, then AHP and NutriSystem shall each pay 50 percent of the settlement amount above $5,000; provided that AHP shall not be required to pay more than $25,000 pursuant to this paragraph.

     6. AHP may settle any Claims against NutriSystem by paying the amount of such settlement to the plaintiff/claimant; provided that;

     (a) Such settlement be conditioned on dismissal with prejudice of all Claims by the plaintiff/claimant against NutriSystem, including any claims arising from the dispensing of phentermines in combination with the Products;

     (b) AHP gives notice of the proposed settlement and obtains the approval of NutriSystem with respect to any admissions or acknowledgment of liability on the part of NutriSystem.

     7. If AHP settles any claim against itself in any case in which there are also Claims against NutriSystem, AHP shall make all reasonable efforts also to settle such Claims, subject to paragraph 5, above.


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     8. Counsel for NutriSystem ("Counsel") shall be selected by AHP after consultation with NutriSystem, provided that:

     (a) Counsel shall not also represent Wyeth and/or AHP in any case involving the Products, but may represent pharmacies who have been sued as a result of dispensing the Products;

     (b) Counsel shall agree, as a condition of their retention, that their sole recourse regarding any dispute over the payment of fees shall be against AHP.

     (c) The reasonable legal fees and expenses of Counsel shall be payable directly by AHP;

     (d) Counsel shall have an attorney-client relationship with NutriSystem, but not AHP. Counsel shall not share the attorney-client confidences or confidential information of NutriSystem with pharmacy defendants or AHP without written consent, and such confidences and information shall be shared only to the extent explicitly authorized.

     (e) Nothing in this Agreement shall be construed to prohibit NutriSystem from retaining counsel in addition to Counsel ("additional counsel") at their expense, which additional counsel shall be subject to the obligations of paragraph 10 below; except that AHP shall reimburse NutriSystem for such work of additional counsel as may be agreed upon in a particular case (possibly including, for example, preparation of NutriSystem officers and employees for deposition and trial testimony; production of company documents; preparation of responses to generic interrogatories; preparation of responses to generic requests for admissions; selection of experts; consultation on generic legal issues).


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     9. Nothing in this Agreement shall be construed to limit the duty of loyalty owed to NutriSystem by Counsel. Consistent with that duty, it is the expectation of the parties that Counsel will take all reasonable steps to limit attorneys' fees and costs. As a general rule, absent prior consultation and agreement with AHP, which agreement will not be unreasonably withheld, Counsel will not (i) attend depositions other than those of the plaintiff, the prescribing physician, NutriSystem employees, and experts designated to render opinions about NutriSystem's conduct, (ii) prepare and file memoranda in response to motions other than those directed against NutriSystem, or (iii) retain more than one expert in each state. Nothing herein shall he construed to limit the ability of Counsel to follow instructions from, and to defend effectively, NutriSystem.

     10. AHP and NutriSystem shall claim, urge, assert and defend the joint defense privilege and all other privileges for confidential communication among the parties or for the joint development of information relevant to defense of the Claims.

     11. AHP, NutriSystem and Counsel shall cooperate fully in the investigation and defense of the Claims. Such cooperation will include, but not be limited to:
(a) making available to AHP NutriSystem's records as to any plaintiff/claimant and providing NutriSystem witnesses for interview or to present testimony at trial or any proceeding upon request; (b) making available to Counsel a summary of all materials reasonably necessary to defend NutriSystem in a particular case, including but not limited to deposition transcripts and medical records and other summaries. AHP shall have the right to control the joint defense, including settlement, of the Claims.

     12. NutriSystem shall file in each case in which a phentermine manufacturer(s) is a defendant(s) a cross-claim against the phentermine manufacturer(s)


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and/or its insurer(s), seeking recovery of amounts due and owing NutriSystem in connection with the Claims. It is further agreed that:

     (a) the cross-claims against the phentermine manufacturers and/or their insurers shall be coordinated by and between AHP and NutriSystem;

     (b) with respect to their claims for indemnification of legal fees and expenses incurred in the underlying litigation, NutriSystem shall pay any recovery to AHP as reimbursement for legal fees and expenses paid pursuant to this Agreement;

     (c) with respect to their claims for indemnification of liability judgments, where the court/jury has apportioned fault, NutriSystem shall be entitled to retain that portion of the recovery;

     (d) with respect to their claims for indemnification of liability judgments, where the court/jury has not apportioned fault, NutriSystem shall pay any recovery to AHP as reimbursement for the indemnification paid pursuant to paragraph 3;

     (e) this Paragraph 12 shall not apply to any Claim where AHP withdraws its defense and indemnity of NutriSystem under Paragraph 13 of this Agreement;

     (f) NutriSystem may only settle the cross-claims against the phentermine manufacturers after consultation with AHP.

     13. Notwithstanding the provisions of paragraphs 8 and 8(b), AHP will not indemnify NutriSystem for Claims that it dispensed or recommended the use of the Products despite clear indication in its records that use by the plaintiff/claimant was contraindicated per the contraindications section of the Prescribing Information for the Products (as reproduced at Exhibit B); formulated and dispensed a compounded product; provided warranties not authorized by AHP; or provided warnings other than those


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attached as Exhibit C. AHP shall notify NutriSystem of any claim to which this paragraph applies and for which it declines to provide indemnification under this Agreement; provided that:

     (a) Such notice shall be provided not less than 30 days before the close of discovery, or 120 days after provision to AHP of NutriSystem's records per paragraph 11(a), whichever date is first;

     (b) AHP shall support a request by NutriSystem for severance and/or an extension of the discovery cut-off or deadline for amending pleadings.

     14. Should NutriSystem receive a demand for, or be subject to a cross-claim or third-party claim for, indemnification by a physician retained as an independent contractor by NutriSystem in connection with Claims, AHP will promptly evaluate the physician pursuant to AHP's program of indemnification for physicians.

     15. AHP and NutriSystem shall not during the term of this Agreement sue or assert any cross-claim, third party claim or other claim against the other or against any parent, subsidiary or affiliate of the other with respect to any Claim. If such claims have been filed already, the parties shall withdraw them forthwith. NutriSystem shall execute an unconditional release of all claims that it may have against AHP for alleged injury to its business as a result of prescribing and/or dispensing the Products,

     16. A party may terminate this Agreement only for material breach. AHP may not terminate this Agreement by reason of the bankruptcy of NutriSystem. In the event of such termination;

     (a) The parties waive any right they may have to disqualify Counsel or counsel for AHP by reason of participation in the joint defense.


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     (b) The parties will have all rights to contribution or indemnification, and any claim which it had against the other, which it may have had prior to this Agreement, with respect to Claims that have not at the time of termination been the subject of judgment, other final court action or settlement;

     (c) The Agreement shall govern Claims that have been the subject of judgment, other final court action or settlement.

     17. Without waiving any pre-existing rights with regard to NutriSystem's or the NutriSystem parties' insurers, including Federal Insurance Company ("Federal") and Chubb Custom Insurance Company ("Chubb"), Federal and Chubb shall be deemed to be NutriSystem parties with respect to any Claim premised upon the conduct of NutriSystem or a NutriSystem party for which Federal or Chubb are sued directly, and for no other purpose. 1n addition, AHP shall not seek reimbursement from NutriSystem's or the NutriSystem parties' insurers of any monies paid pursuant to this Agreement.

     18. This Agreement constitutes the entire agreement of AHP and NutriSystem with respect to the subject matter thereof. No modification of this Agreement shall be effective unless contained in a writing executed by each of the parties.

     19. Notices with respect to this Agreement shall be provided by facsimile with confirming copy by mail or courier, addressed as follows:


          For NutriSystem, L.P.          For American Home Products
          Brian Haveson, President           Corporation
          NutriSystem, L.P.              Louis L. Hoynes, Jr., Esq.
          202 Welsh Road                 Senior Vice-President and
          Horsham, PA 19044                  General Counsel
                                         Five Giralda Farms
                                         Madison, NJ 07940
                                         (973) 660-6040


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The parties may change address and/or facsimile number by giving 15 days prior written notice of such change.

     20. The signatures below constitute the representation by each representative that s/he is duly authorized to enter into the Agreement on behalf of AHP and NutriSystem, respectively.

     21. This Agreement shall be governed by the laws of the State of New Jersey, provided that if application of federal law would result in upholding a claim of attorney-client privilege, work production protection, trade secret privilege or other applicable privilege or protective doctrine that would not be recognized under New Jersey law, then federal law shall govern this Agreement insofar as such privilege or protection is concerned.

     22. This Agreement may be executed in one or more counterparts each of which shall be deemed an original.


AGREED AS TO SUBSTANCE AND FORM:


BY: /s/ Brian Haveson
    ------------------------------
    Brian Haveson                                 Date: Sept. 27, 1999
    President, Nutri/System, L.P.                       --------------



BY: [Signature appears here]
    ------------------------------
    AHP's authorized representative               Date: Sept. 27, 1999
                                                        --------------


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                                                                       Exhibit D

                              ARBITRATION AGREEMENT

     THIS AGREEMENT is entered into between Wyeth Ayerst Laboratories Division of American Home Products Corporation ("AHP") and NutriSystem L.P. ("NutriSystem").

     WHEREAS the parties have agreed to confer in good faith to determine an appropriate apportionment of liability between AHP and NutriSystem as to Claims where both AHP and NutriSystem. are defendants and where the court/jury will not apportion liability between the claims subject to paragraph 3 of the Joint Defense and Indemnification Agreement and covered Claims; and

     WHEREAS the parties have further agreed, if they are unable to reach agreement on an appropriate apportionment, to submit the dispute to arbitration;

     NOW, THEREFORE, it is agreed as follows: according to the following guidelines, which guidelines may be amended or supplemented by further agreement of the parties:

     1. The parties will submit the question of how liability should be apportioned to a former federal judge, who shall be selected by mutual agreement of the parties.

     2. The proceedings shall be governed by the Federal Rules of Civil Procedure and Federal Rules of Evidence as far as practicable.

     3. Fact discovery shall be permitted, but the number of witnesses and the number of hours of deposition discovery per side shall be limited.


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If the parties cannot agree on these issues, the arbitrator will establish the limits.

     4. Expert disclosures shall be made in accordance with Rule 26 of the Federal Rules of Civil Procedure; each side shall be limited to the same number of experts pursuant to the direction of the arbitrator; and the deposition of each expert shall not exceed one day.

     5. There shall not be a separate Daubert hearing, but Daubert challenges, if any, shall be heard and considered as part of a single hearing to adjudicate an appropriate apportionment of liability.

     6. At the close of discovery, the parties shall confer to determine an appropriate limit on the number of hours each side shall have to present its case at the hearing. If parties cannot reach agreement, the issue shall be submitted to the judge, who shall establish an equal limit for each side.

     7. Evidence presented for the first time at the hearing shall be given no greater or lesser weight than evidence presented by the parties at trial and offered at the hearing.

     8. The judge shall render a decision within 30 days of the completion of the hearing.

     9. The judge shall determine an apportionment of liability between AHP (for fenfluramine or dexfenfluramine) and NutriSystem (for phentermine).